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                                                                    Exhibit 23.1



                                  July 6, 2000

South Jersey Gas Company
One South Jersey Plaza
Route 54
Folsom, New Jersey  08037


Ladies and Gentlemen:

     We hereby consent to the reference to our firm under the caption "Experts" in the Pricing Supplement dated July 5, 2000, relating to $10,000,000 aggregate principal amount of Secured Medium Term Notes, Series A 2000-2 due July 15, 2030 and $15,000,000 aggregate principal amount of Secured Medium Term Notes, Series A 2000-3, which forms a part of the Registration Statement on Form S-3 (File No. 333-62019) of South Jersey Gas Company (the "Company")and to the filing hereof with the Securities and Exchange Commission as an exhibit to the Company's Current Report on Form 8-K dated July 6, 2000.

                                  Very truly yours,


                                  /s/Cozen and O'Connor